Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the ordinary shares of Gazit-Globe Ltd., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of January 31, 2013.

Chaim Katzman

By:	/s/ Chaim Katzman
Name: Chaim Katzman

Dor J. Segal

By:	/s/ Dor J. Segal Name: Dor J. Segal

Erica Ottosson

By:	/s/ Erica Ottosson Name: Erica Ottosson

Norstar Holdings Inc.

By:	/s/ Eran Ballan Name: Eran Ballan Title: Authorized Signatory

By:	/s/ Varda Zuntz Name: Varda Zuntz Title: Authorized Signatory

Norstar Israel Ltd.

By:	/s/ Eran Ballan Name: Eran Ballan Title: Authorized Signatory

By:	/s/ Varda Zuntz Name: Varda Zuntz Title: Authorized Signatory

Norstar Israel Holdings Ltd.

By:	/s/ Eran Ballan
Name: Eran Ballan
Title: Authorized Signatory

By:	/s/ Varda Zuntz Name: Varda Zuntz Title: Authorized Signatory

Norstar Underwriting (1994) Ltd.

By:	/s/ Eran Ballan Name: Eran Ballan Title: Authorized Signatory

By:	/s/ Varda Zuntz Name: Varda Zuntz Title: Authorized Signatory

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